EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Cavalier Homes, Inc. on Form S-3 of our report dated March 3, 1995, appearing in the Annual Report on Form 10-K of Cavalier Homes, Inc. for the year ended December 31, 1994, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



Deloitte & Touche LLP


Birmingham, Alabama
September 8, 1995